SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2005

CAP ROCK ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

TEXAS

(State or Other Jurisdiction of Incorporation or Organization)

0-32667	75-2794300
(Commission File Number)	(I.R.S Employer Identification No.)

500 West Wall Street, Suite 400, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (432) 683-5422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02              DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a)           None

(b)(1)      On June 14, 2005, Mr. David Pruitt resigned as Chief Executive Officer of Cap Rock Energy Corporation, effective November 12, 2005.  Mr. Pruitt will remain a member of the Board of Directors and continue to serve as Co-Chairman.  Additionally, at such time, he will become a consultant to the Company, serving as Senior Advisor to the Board and management

(b)(2)      On June 14, 2005, Mr. David W. Pruitt resigned as the Chief Executive Officer of the Company, effective November 12, 2005.

(c)(1)       On June 14, 2005, Mr. William L. West, President, was appointed Chief Executive Officer of the Company, effective November 12, 2005.

(c)(2)       Mr. West, age 48, has served as President of the Company since December 22, 2004.  He previously served as a consultant to the Company from July through December 2003 and joined the Company full time in January 2004 as Chief Strategic Officer, and was appointed Vice-President in June 2004.  Mr. West has over twenty-one years of business experience in the public accounting environment, and in private business, many of which included experience in oil and gas and the energy industry.

(c)(3)       The Company and Mr. West previously entered into an Employment Agreement (the “Agreement”) dated as of December 30, 2003 and effective January 1, 2004, which Agreement remains in effect at the present time.  Such Agreement had an initial term of one year.  Pursuant to such Agreement, unless a written notice to terminate is given prior to an anniversary date of the Agreement, the Agreement automatically renews for one year terms. The Agreement can be terminated earlier if the Chief Executive Officer determines that Mr. West is not properly performing the duties of his job or for cause, as defined in the Agreement, which includes dishonesty and neglect by the officer of his job duties. If the Agreement is terminated for any other reason, other than a change of control, Mr. West will receive an amount equal to his current salary and benefits for a period of one year.  If there is a change of control and the Agreement terminates, he will receive an amount equal to six times the sum of his annual base salary and the greater of the highest bonus awarded to him in a prior yea,r or 50% of his annual base salary.

Mr. West’s annual salary under such Agreement was $185,000.00 per year, or any greater amount of compensation including bonuses and deferred compensation authorized by the wage and salary plan or board policies authorized by the Company, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees. Mr. West’s current salary is $197,950, and will be increased to $236,946.00 effective immediately.  Under the Agreement, Mr. West is entitled to 15 days annual vacation and other benefits generally available to all employees. Mr. West may, at his option, elect to be covered under or participate in the Company’s employee benefit plans as though he were hired prior to May 1, 2002, except that West shall not be entitled to receive health and dental insurance benefits after his employment

with the Company terminates as are currently available to employees hired prior to May 1, 2002.   In addition to performing his duties as an officer of the Company, Mr. West agreed to keep certain information confidential and to not compete with the Company for a period of two years following his termination of employment with the Company. The Agreement also has provisions for healthcare coverage similar to that of a retiree, reimbursement of any tax or tax payments the officer may be required to make for any excise tax imposed under Section 4999 of the Internal Revenue Code, and reimbursement of any taxes resulting from the excise tax reimbursement.  In the event of a termination by the Company other than for cause, stock based incentives or compensation may accelerate and vest, and restrictions or performance criteria may lapse. Mr. West’s Employment Agreement was filed as Exhibit 10.85 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(d)           On December 22, 2004, Mr. William L. West was elected a Director of the Company by the Board of Directors filling the vacancy created by the retirement of Mr. Newell Tate from the Board. Mr. West currently serves on the Executive Committee of the Board.

ITEM 7.01              REGULATION FD DISCLOSURE

On June 16, 2005, the Company issued a press release announcing the appointment of William L. West as CEO and resignation of David W. Pruitt as CEO, effective November 12, 2005.  The press release is attached to this current report as Exhibit 99.1.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

99.1         Press Release by Cap Rock Energy Corporation, June 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAP ROCK ENERGY CORPPORATION

	By:	/s/ Celia Page
June 20, 2005	Celia Page
Vice President, Chief Accounting Officer,
Assistant Secretary /Treasurer and Controller

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release by Cap Rock Energy Corporation, June 16, 2005